Exhibit 99.1

Harvest Oil & Gas Corp. Announces Fourth Quarter and Full Year 2018 Results, Year-end Proved Reserves and 2019 Guidance

HOUSTON, March 29, 2019 (Globe Newswire) – Harvest Oil & Gas Corp. (OTCQX: HRST) (“Harvest” or the “Company”) today announced results for the fourth quarter and full year of 2018 and the filing of its Form 10-K with the Securities and Exchange Commission (“SEC”). In addition, Harvest announced its 2018 year-end proved reserves and provided guidance for 2019.

Key Highlights

-	Average daily production was 144.9 MMcfe for the fourth quarter of 2018, which was in line with guidance of 143 to 150 MMcfe
-	Sold all of Harvest’s 4.2 million shares of Magnolia Oil & Gas Corporation (NYSE: MGY) stock for net proceeds of $51.7 million in January 2019
-	Sold oil and gas properties in Central Texas for total consideration of $2.6 million in December 2018
-	Sold oil and gas properties in the Mid-Continent area for total consideration of $2.7 million in December 2018 and January 2019
-	In February 2019, entered into definitive agreements to sell oil and gas properties in the San Juan Basin in New Mexico and Colorado for $42.8 million in cash and in the Mid-Continent area for $2.5 million in cash, each subject to purchase price adjustments
-	Reduced outstanding borrowings under the credit facility to $55 million, as of March 28, 2019

Fourth Quarter 2018 Results

	Fourth Quarter	Third Quarter
$ in millions unless noted otherwise	2018	2018
Average daily production (MMcfe/d)	144.9	175.5
Total revenues (1)	47.9	69.0
Total assets (2)	534.5	545.5
Net income (loss) (1)(3)	34.3	(9.8)
Adjusted EBITDAX (a non-GAAP
financial measure) (1)(4)	9.0	28.9
Total debt (2)	115.0	133.0
Net cash provided by operating activities	19.6	17.4
Additions to oil and natural gas properties (5)	5.1	15.1

(1)	Includes royalty adjustment of $5.0 million in the fourth quarter. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for the fourth quarter, total revenue would have been $52.9 million, net income would have been $39.3 million and Adjusted EBITDAX would have been $14.0 million.
(2)	As of December 31, 2018 and September 30, 2018
(3)	Includes $0.5 million and $1.0 million of reorganization items, net, in fourth and third quarter of 2018, respectively
(4)	Adjusted EBITDAX is a non-GAAP financial measure and is described in the attached table under “Non-GAAP Measures”
(5)	Represents cash payments during the period

For the fourth quarter of 2018, Harvest reported net income of $34.3 million, or $3.41 per basic and diluted weighted average share outstanding, compared to a net loss of $40.3 million, or $(0.80) per basic and diluted weighted average limited partner unit outstanding, for the fourth quarter of 2017 reported by Harvest’s predecessor. For the third quarter of 2018, Harvest reported a net loss of $9.8 million, or $(0.97) per basic and diluted weighted average share outstanding. Included in 2018 fourth quarter net income were the following items:

•	$51.6 million of non-cash gains on commodity derivatives,
•	$16.0 million of non-cash losses on equity securities,
•	$5.0 million revenue decrease related to a royalty adjustment,
•	$0.7 million of gain on sales of oil and natural gas properties,
•	$0.5 million of reorganization items, net,

•	$0.5 million of impairment charges related to the sale of proved oil and natural gas properties located in Central Texas and Karnes County, Texas,
•	$0.1 million of non-cash costs contained in general and administrative expenses, and
•	$0.1 million of dry hole and exploration costs.

Production for the fourth quarter of 2018 was 9.0 Bcf of natural gas, 194 Mbbls of oil and 523 Mbbls of natural gas liquids (“NGLs”), or 144.9 million cubic feet equivalent per day (Mmcfe/day). This represents a 16 percent decrease from the fourth quarter of 2017 production of 172.1 Mmcfe/day and a 17 percent decrease from the third quarter of 2018 production of 175.5 Mmcfe/day. The decreases in production from the fourth quarter of 2017 and third quarter of 2018 were primarily due to the divestiture of the Central Texas and Karnes County, Texas properties that closed on August 31, 2018, partially offset by the adoption of new revenue recognition standards in 2018.

Adjusted EBITDAX for the fourth quarter of 2018 was $9.0 million, a 61 percent decrease from the fourth quarter of 2017 and a 69 percent decrease from the third quarter of 2018. The decrease in Adjusted EBITDAX from the fourth quarter of 2017 was primarily attributable to the divestiture of the Central Texas and Karnes County, Texas properties and a royalty adjustment, partially offset by a decrease in general and administrative expenses. The decrease in Adjusted EBITDAX from the third quarter of 2018 was primarily attributable to the divestiture of the Central Texas and Karnes County, Texas properties, a royalty adjustment and lower realized crude oil and natural gas liquids prices, partially offset by higher realized natural gas prices and a decrease in general and administrative expenses. Adjusted EBITDAX is a non-GAAP financial measure and is described in the attached table under “Non-GAAP Measures.”

Full Year 2018 Results

$ in millions unless noted otherwise	2018 (1)	2017
Average daily production (MMcfe/d)	170.5	170.7
Total revenues (2)	249.6	225.7
Total assets (3)	534.5	1,441.8
Net loss (2)(4)	(586.6)	(134.2)
Adjusted EBITDAX (a non-GAAP
financial measure) (2)(5)	92.0	83.7
Total debt (3)	115.0	605.5
Net cash provided by operating activities	67.2	31.7
Additions to oil and natural gas properties (6)	57.1	27.3

(1)	All amounts reflect the combined results of five months ended May 31, 2018 (Predecessor) and seven months ended December 31, 2018 (Successor)
(2)	Includes royalty adjustment of $5.0 million in 2018. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for 2018, total revenue would have been $254.6 million, net loss would have been $581.6 million and Adjusted EBITDAX would have been $97.0 million.
(3)	As of December 31, 2018 and 2017
(4)	Includes $589.6 million of reorganization items, net, in 2018
(5)	Adjusted EBITDAX is a non-GAAP financial measure and is described in the attached table under “Non-GAAP Measures”
(6)	Represents cash payments during the period

For 2018, Harvest reported a net loss of $586.6 million which reflects the combined results of the five months ended May 31, 2018 (Predecessor) and seven months ended December 31, 2018 (Successor). For 2017, Harvest’s predecessor reported a net loss of $134.2 million. Included in net loss for 2018 were the following items:

•	$589.6 million of reorganization items, net,
•	$20.1 million of non-cash gains on commodity and interest rate derivatives,
•	$11.1 million of non-cash losses on equity securities,
•	$5.0 million revenue decrease related to a royalty adjustment,
•	$3.1 million of impairment charges related to the sale of proved oil and natural gas properties located in Central Texas and Karnes County, Texas, and
•	$5.0 million of non-cash costs contained in general and administrative expenses.

Production for 2018 was 40.1 Bcf of natural gas, 1.3 Mmbbls of oil and 2.4 Mmbbls of natural gas liquids, or 170.5 Mmcfe/day, which is comparable to 2017 production of 170.7 Mmcfe/day.

Adjusted EBITDAX for 2018 was $92.0 million, a 10 percent increase as compared to 2017. The increase in Adjusted EBITDAX as compared to 2017 is primarily due to higher realized oil and natural gas liquids prices, partially offset by the divestiture of the Central Texas and Karnes County, Texas properties, a royalty adjustment and lower realized natural gas prices.

Fresh Start Accounting and Factors Affecting the Comparability of the Results

Upon emergence from Chapter 11 proceedings on June 4, 2018 Harvest adopted fresh start accounting as required by Generally Accepted Accounting Principles (“GAAP”). As a result of adopting fresh start accounting, the Company’s consolidated financial statements and certain presentations are separated into two distinct periods, the period before the convenience date of May 31, 2018 (labeled “Predecessor”) and the period after the convenience date (labeled “Successor”), to indicate the application of different basis of accounting between the periods presented. Despite the separate presentation, there was continuity of the Company’s operations.

The Company’s operating results are presented herein on a combined basis (i.e., by combining the results of the applicable Predecessor and Successor periods). The Company believes that describing certain year-over-year variances and trends in its results for the three months and years ended December 31, 2018 and 2017 without regard to the concept of Successor and Predecessor (i.e. on a combined basis) facilitates a meaningful analysis of the results of operations. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results under applicable regulations. The combined operating results may not reflect the actual results the Company would have achieved absent its emergence from bankruptcy and may not be indicative of future results.

Revolving Credit Facility and Liquidity

As of March 28, 2019, the Company’s borrowing base under its credit facility was $260.3 million, of which $55 million was drawn. Liquidity from borrowing base capacity and cash on hand as of March 28, 2019 is over $210 million. Harvest's next semi-annual borrowing base redetermination is scheduled for April 2019.

For more information regarding Harvest's debt and liquidity, please review Harvest's Annual Report on Form 10-K filed on March 29, 2019, with the SEC.

Commodity Hedges

In 2019, Harvest entered into the following commodity hedges.

		Swap	Swap
Period	Index	Volume	Price
Natural Gas (MmmBtus):
Jan - Dec 2020	NYMEX	16,470.0	$2.70

In addition, in January 2019, Harvest terminated 167 MBls of oil swaps for the period of February 2019 to December 2019 at a fixed price of $62.12 and received a total of $1.5 million. Details regarding Harvest’s total current hedge position may be found in the Total Current Hedge Position table at the end of this press release.

Year-end 2018 Estimated Net Proved Reserves

Harvest’s year-end 2018 estimated net proved reserves were 712 Bcfe. Approximately 67 percent were natural gas, 25 percent were natural gas liquids and 8 percent were crude oil. As specified by the SEC, the prices for oil, natural gas and natural gas liquids were the average prices during the year determined using the price on the first day of each month. The prices utilized in calculating the Company’s total estimated proved reserves at December 31, 2018 were $65.56 per Bbl of oil and $3.10 per MMBtu of natural gas.

At December 31, 2018, our proved reserves had a standardized measure of discounted future net cash flows of $436.4 million and a present value of future net pre-tax cash flows attributable to estimated net proved reserves, discounted at 10 percent per annum (“PV-10”) of $509.6 million based on SEC pricing. PV–10, is a computation of the standardized measure of discounted future net cash flows on a pre–tax basis and is computed on the same basis as standardized measure but does not include a provision for federal income taxes, Texas gross margin tax or other state taxes. PV–10 is considered a non–GAAP financial measure under the regulations of the SEC. We believe PV–10 to be an important measure for evaluating the relative significance of our oil and natural gas properties. We further believe investors and creditors may utilize our PV–10 as a basis for comparison of the relative size and value of our reserves to other companies. PV–10, however, is not a substitute for the standardized measure. See the attached table under “Non-GAAP Measures” for a reconciliation of standardized measure to PV-10. Our PV–10 measure and standardized measure do not purport to present the fair value of our reserves.

	Estimated Net Proved Reserves (1)
				Natural Gas
	Crude Oil	Natural Gas		Equivalents
	(MMBbls)	(Bcf)	NGLs (MMBbls)	(Bcfe)
Proved Reserves:
Developed	9.9	468.5	28.5	698.5
Undeveloped	—	8.2	0.8	13.4
Total	9.9	476.7	29.3	711.9

(1)	Since January 2019, Harvest has sold or entered into definitive agreements to sell all interests in the San Juan Basin representing 157.6 Bcfe and certain interests in the Mid-Continent area representing 9.5 Bcfe of our 2018 year-end proved reserves. Combined, the divestitures are considered 100% developed.

For comparative purposes, utilizing NYMEX forward closing prices for oil and natural gas at December 31, 2018 for January 1, 2019 through December 31, 2030, total proved reserves at December 31, 2018 were 694 Bcfe, with a PV–10 of $353 million, a decrease of 18 Bcfe versus SEC reserves and $157 million versus PV–10 using SEC prices. The unweighted average of the NYMEX strip prices used were $51.80 per Bbl of oil and $2.93 per MMBtu of natural gas. NYMEX forward strip-based proved reserves were calculated based on the SEC proved reserves estimation methodology, but applying NYMEX forward strip prices rather than SEC prices. We believe that investors and creditors may utilize our NYMEX strip-based PV-10 as a basis for comparison of the relative size and value of our reserves to other companies. The PV–10 of our NYMEX forward strip-based reserves is not a substitute for the standardized measure and does not purport to present the fair value of our reserves.

Guidance for 2019

The guidance table below assumes the San Juan and Mid-Continent divestitures close at the end of the first quarter (although the San Juan and Mid-Continent divestitures are expected to close at the beginning of April 2019). Therefore, the guidance for the second quarter through the fourth quarter excludes these assets.

($ in millions)	1Q 2019			2Q - 4Q 2019
Net Production
Natural Gas (Mmcf)	8,062	-	8,911	20,128	-	22,247
Crude Oil (Mbbls)	170	-	188	426	-	471
Natural Gas Liquids (Mbbls)	464	-	513	1,017	-	1,124
Total Mmcfe	11,867	-	13,116	28,790	-	31,820

Average Daily Production (Mmcfe/d)	132	-	146	105	-	116

Net Transportation Margin / Other Income (1)	$0.3	-	$0.5	$0.9	-	$1.5

Average Price Differential vs NYMEX
Natural Gas ($/Mcf)	($0.62)	-	($0.32)	($0.55)	-	($0.25)
Crude Oil ($/Bbl)	($4.20)	-	($2.20)	($3.50)	-	($1.50)
NGL (% of NYMEX Crude Oil)	38%	-	42%	35%	-	39%

Expenses
Operating Expenses:
LOE and other	$23.8	-	$26.4	$58.7	-	$64.9
Production Taxes (as % of revenue)	4.5%	-	5.1%	2.8%	-	3.4%
		-			-
General and administrative expense (2)	$4.8	-	$5.8	$13.9	-	$14.9

Capital Expenditures (3)	$0.8	-	$1.5	$2.3	-	$4.5

(1)	Represents estimated transportation and marketing-related revenues less cost of purchased natural gas plus other income/(expense), net.
(2)	Excludes non-cash general and administrative expense, of which non-cash share-based compensation is a part. Also excludes any amounts for divestiture or acquisition related due diligence and transaction costs.
(3)	Represents estimates for drilling, capital workover and related capital expenditures.

Annual Report on Form 10-K

Harvest’s financial statements and related footnotes are available in the 2018 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the Harvest website at http://www.hvstog.com.

Investor Presentation

As announced on March 21 2019, an updated investor presentation will be posted to the Investor Relations section of the Harvest website on March 29, 2019.

Unitholders’ Schedule K-1

EV Energy Partners, L.P. (EVEP) unitholders’ Schedule K-1s for the 2018 tax year are available for download at https://www.taxpackagesupport.com/evenergy. For questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-800-973-7551. Unitholders should consult their personal tax advisors regarding tax related questions unique to each unitholder.

About Harvest Oil & Gas Corp.

Harvest is an independent oil and gas company engaged in the efficient operation and development of onshore oil and gas properties in the continental United States. The Company’s assets consist primarily of producing and non-producing properties in the Barnett Shale, the San Juan Basin, the Appalachian Basin (which includes the Utica Shale), Michigan, the Mid-Continent areas in Oklahoma, Texas, Arkansas, Kansas and Louisiana, the Permian Basin and the Monroe Field in Northern Louisiana. More information about Harvest is available on the internet at https://www.hvstog.com.

Forward Looking Statements

This press release contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends affecting the financial condition of its business. These forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond its control. Please read the Company’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2018 and other public filings and press releases for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. These risks include, but are not limited to, our inability to control our contract operator, EnerVest Operating, L.L.C., outside of the parameters of the Services Agreement, our ability to obtain needed capital or financing on satisfactory terms, fluctuations in prices of oil, natural gas and natural gas liquids and the length of time commodity prices remain depressed, our ability to maintain production levels through development drilling, risks associated with drilling and operating wells, the availability of drilling and production equipment, changes in applicable laws and regulations that adversely affect our operations and general economic conditions. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “indicate” and similar expressions are intended to identify forward-looking statements. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. Although the Company believes that the forward-looking statements contained in this press release are based upon reasonable assumptions, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
Production data:	2018	2017
Oil (MBbls)	194	370
Natural gas liquids (MBbls)	523	584
Natural gas (MMcf)	9,035	10,110
Net production (MMcfe)	13,334	15,833
Average sales price per unit: (1)
Oil (Bbl)	$56.70	$53.08
Natural gas liquids (Bbl) (2)	15.17	24.77
Natural gas (Mcf)	3.13	2.52
Mcfe (2)	3.54	3.76
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.98	$1.57
Production taxes	0.19	0.17
Total	2.17	1.74
Depreciation, depletion and amortization	0.41	1.69
General and administrative expenses	0.44	0.67

(1)	Prior to $4.0 million and $0.1 million of net hedge losses on settlements of commodity derivatives for the three months ended December 31, 2018 and 2017, respectively.

(2)	Includes the effects of a royalty adjustment of $5.0 million in the fourth quarter. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, the average sales price for natural gas liquids for the fourth quarter would have been $24.74 per barrel and the average sales price per mcfe would have been $3.92.

	Successor	Predecessor		Predecessor
			Combined
	Seven Months	Five Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	May 31,	December 31,	December 31,
	2018	2018	2018	2017
Production data:
Oil (MBbls)	642	662	1,304	1,387
Natural gas liquids (MBbls)	1,348	1,040	2,388	2,165
Natural gas (MMcf)	23,084	16,982	40,066	40,979
Net production (MMcfe)	35,029	27,193	62,222	62,293
Average sales price per unit: (1)
Oil (Bbl)	$64.45	$64.14	$64.32	$47.41
Natural gas liquids (Bbl) (2)	23.95	25.86	24.79	21.40
Natural gas (Mcf)	2.75	2.41	2.61	2.71
Mcfe (2)	3.92	4.06	3.98	3.58
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.83	$1.67	$1.76	$1.63
Production taxes	0.19	0.20	0.19	0.17
Total	2.02	1.87	1.95	1.80
Depreciation, depletion and amortization	0.46	1.70	1.00	1.56
General and administrative expenses	0.45	0.58	0.50	0.52

(1)	Prior to $4.3 million and $2.3 million of net hedge losses on settlements of commodity derivatives for the year ended December 31, 2018 and 2017, respectively.

(2)	Includes the effects of a royalty adjustment of $5.0 million in 2018. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for the seven months ended December 31, 2018, the average sales price for natural gas liquids would have been $27.66 per barrel and the average sales price per mcfe would have been $4.06, and for the combined year ended December 31, 2018, the average sales price for natural gas liquids would have been $26.88 per barrel and the average price per mcfe would have been $4.06.

Consolidated Balance Sheets

($ in thousands, except number of shares/units)

	Successor	Predecessor
	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$6,313	$4,896
Equity Securities	47,082	—
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	40,176	47,694
Other	4,496	78
Derivative asset	15,452	3,052
Other current assets	2,314	5,713
Total current assets	115,833	61,433

Oil and natural gas properties, net of accumulated depreciation, depletion and amortization; December 31, 2018, $12,950; December 31, 2017, $1,191,559	405,688	1,375,527
Long-term derivative asset	8,499	—
Other assets	4,474	4,845
Total assets	$534,494	$1,441,805

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities:
Third party	$26,146	$43,817
Related party	—	4,194
Derivative liability	1,165	396
Current portion of long-term debt	—	605,549
Total current liabilities	27,311	653,956

Asset retirement obligations	117,529	158,793
Long–term debt, net	115,000	—
Other long–term liabilities	1,036	1,044

Commitments and contingencies

Mezzanine equity	79	—

Stockholders' / owners’ equity:
Predecessor common unitholders – 49,368,869 units issued and outstanding as of December 31, 2017	—	648,371
Predecessor general partner interest	—	(20,359)
Successor common stock - $0.01 par value; 65,000,000 shares authorized; 10,054,816 shares issued and 10,042,468 shares outstanding as of December 31, 2018	100	—
Successor additional paid-in capital	249,717	—
Successor treasury stock at cost - 12,348 shares at December 31,2018	(247)	—
Successor retained earnings	23,969	—
Total stockholder's / owners’ equity	273,539	628,012
Total liabilities and equity	$534,494	$1,441,805

Consolidated Statements of Operations

($ in thousands, except per share/unit data)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	December 31,	December 31,
	2018	2017
Revenues:
Oil, natural gas and natural gas liquids revenues (1)	$47,227	$59,552
Transportation and marketing–related revenues	687	451
Total revenues (1)	47,914	60,003

Operating costs and expenses:
Lease operating expenses	26,444	24,809
Cost of purchased natural gas	504	315
Dry hole and exploration costs	113	223
Production taxes	2,539	2,760
Accretion expense on obligations	2,286	1,879
Depreciation, depletion and amortization	5,422	26,680
General and administrative expenses	5,924	10,659
Impairment of oil and natural gas properties	500	25,591
Gain on sales of oil and natural gas properties	(650)	(70)
Total operating costs and expenses	43,082	92,846

Operating income (loss)	4,832	(32,843)

Other income (expense), net:
Gain on derivatives, net	47,617	2,266
Interest expense	(2,059)	(10,402)
Loss on equity securities	(15,960)	—
Other income, net	458	557
Total other income (expense), net	30,056	(7,579)

Reorganization items, net	(543)	—

Income (loss) before income taxes	34,345	(40,422)

Income tax (expense) benefit	(78)	101

Net income (loss) (1)	$34,267	$(40,321)

Basic and diluted earnings per share / unit:
Net income (loss)	$3.41	$(0.80)

Weighted average common shares / units outstanding:
Basic	10,042	49,369
Diluted	10,047	49,369

(1)	Includes the effects of a royalty adjustment of $5.0 million in the three months ended December 31, 2018. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for the fourth quarter, total revenue would have been $52.9 million and net income would have been $39.3 million.

	Successor	Predecessor		Predecessor
			Combined
	Seven Months	Five Months	Year	Year
	Ended	Ended	Ended	Ended
	December 31,	May 31,	December 31,	December 31,
	2018	2018	2018	2017
Revenues:
Oil, natural gas and natural gas liquids revenues (1)	$137,169	$110,307	$247,476	$223,297
Transportation and marketing–related revenues	1,431	724	2,155	2,396
Total revenues (1)	138,600	111,031	249,631	225,693

Operating costs and expenses:
Lease operating expenses	64,100	45,372	109,472	101,591
Cost of purchased natural gas	1,026	557	1,583	1,699
Dry hole and exploration costs	177	122	299	413
Production taxes	6,482	5,343	11,825	10,588
Accretion expense on obligations	5,420	3,176	8,596	7,653
Depreciation, depletion and amortization	16,012	46,196	62,208	96,901
General and administrative expenses	15,626	15,648	31,274	32,290
Restructuring costs	—	5,211	5,211	—
Impairment of oil and natural gas properties	3,065	3	3,068	93,607
(Gain) loss on sales of oil and natural gas properties	(697)	5	(692)	(981)
Total operating costs and expenses	111,211	121,633	232,844	343,761

Operating income (loss)	27,389	(10,602)	16,787	(118,068)

Other income (expense), net:
Gain on derivatives, net	16,962	444	17,406	22,854
Interest expense	(7,225)	(13,652)	(20,877)	(40,903)
Loss on equity securities	(11,130)	—	(11,130)	—
Other income, net	374	776	1,150	1,706
Total other income (expense), net	(1,019)	(12,432)	(13,451)	(16,343)

Reorganization items, net	(2,323)	(587,325)	(589,648)	—

Income (loss) before income taxes	24,047	(610,359)	(586,312)	(134,411)

Income tax (expense) benefit	(78)	(166)	(244)	210

Net income (loss) (1)	$23,969	$(610,525)	$(586,556)	$(134,201)

Basic and diluted earnings per share / unit:
Net income (loss)	$2.39	$(12.12)		$(2.66)

Weighted average common shares / units outstanding:
Basic	10,030	49,369		49,357
Diluted	10,032	49,369		49,357

(1)	Includes the effects of a royalty adjustment of $5.0 million in the seven months ended December 31, 2018. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for the seven months ended December 31, 2018, total revenue would have been $143.6 million and net income would have been $29.0 million, and for the combined year ended December 31, 2018, total revenue would have been $254.6 million and net loss would have been $581.6 million.

Consolidated Statements of Cash Flows

($ in thousands)

	Successor	Predecessor
	Seven Months	Five Months	Year
	Ended	Ended	Ended
	December 31,	May 31,	December 31,
	2018	2018	2017
Cash flows from operating activities:
Net income (loss)	$23,969	$(610,525)	$(134,201)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:

Accretion expense on obligations	5,420	3,176	7,653
Depreciation, depletion and amortization	16,012	46,196	96,901
Equity–based compensation cost	1,227	3,784	4,266
Impairment of oil and natural gas properties	3,065	3	93,607
(Gain) loss on sales of oil and natural gas properties	(697)	5	(981)
Loss of equity securities	11,130	—	—
Gain on derivatives, net	(16,962)	(444)	(22,854)
Cash settlements of matured derivative contracts	(5,824)	3,099	(2,235)
Gain on early extinguishment of debt	—	—	—
Deferred taxes	—	—	—
Reorganization items, net	—	573,304	—
Other	1,020	248	1,411
Changes in operating assets and liabilities:
Accounts receivable	7,823	(3,518)	(2,670)
Other current assets	(53)	1,853	(1,585)
Accounts payable and accrued liabilities	(513)	4,405	(6,783)
Income taxes	—	—	—
Other, net	(60)	69	(829)
Net cash flows provided by operating activities	45,557	21,655	31,700

Cash flows from investing activities:
Acquisition of oil and natural gas properties	—	—	(61,400)
Additions to oil and natural gas properties	(27,368)	(29,727)	(27,268)
Reimbursements related to oil and natural gas properties	1,294	652	2,517
Proceeds from sale of oil and natural gas properties	140,324	3	3,654
Cash settlements from acquired derivative contracts	—	—	—
Other	29	26	60
Net cash flows provided by (used in) investing activities	114,279	(29,046)	(82,437)

Cash flows from financing activities:
Repayment of long-term debt borrowings	(182,000)	—	(28,000)
Long–term debt borrowings	—	34,000	26,000
Redemption of 8% Senior Notes due 2019	—	—	—
Loan costs incurred	—	(2,813)	—
Purchase of treasury stock	(247)	—	—
Contributions from general partner	—	40	—
Other	(8)	—	—
Net cash flows provided by (used in) financing activities	(182,255)	31,227	(2,000)

Increase (decrease) in cash, cash equivalents and restricted cash	(22,419)	23,836	(52,737)
Cash, cash equivalents and restricted cash – beginning of period	28,732	4,896	57,633
Cash, cash equivalents and restricted cash – end of period	$6,313	$28,732	$4,896

Non-GAAP Measures

We define Adjusted EBITDAX as net income (loss) plus income taxes; interest expense, net; depreciation, depletion and amortization; accretion expense on obligations; (gain) loss on derivatives, net; cash settlements of matured commodity derivative contracts; non-cash equity-based compensation; impairment of oil and natural gas properties; non-cash oil inventory adjustment; dry hole and exploration costs; gain on sales of oil and natural gas properties; reorganization items, net; loss (gain) on equity securities and other income, net.

Adjusted EBITDAX is used by the Company’s management to provide additional information and statistics relative to the performance of the business, including (prior to the creation of any reserves) the cash return on investment. The Company believes this financial measure may indicate to investors whether or not it is generating cash flow at a level that can support or sustain quarterly interest expense and capital expenditures. Adjusted EBITDAX should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX excludes some, but not all, items that affect net income and operating income, and this measure may vary among companies. Therefore, Harvest’s Adjusted EBITDAX may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDAX

($ in thousands)

	Three Months Ended			Year Ended
	Successor	Predecessor	Successor	Combined	Predecessor
	Dec 31, 2018	Dec 31, 2017	Sep 30, 2018	Dec 31, 2018	Dec 31, 2017
Net income (loss) (1)	$34,267	$(40,321)	$(9,760)	$(586,556)	$(134,201)

Add:
Income taxes	78	(101)	—	244	(210)
Interest expense, net	1,991	10,402	4,030	20,871	40,903
Depreciation, depletion and amortization	5,422	26,680	7,860	62,208	96,901
Accretion expense on obligations	2,286	1,879	2,345	8,596	7,653
(Gain) loss on derivatives, net	(47,617)	(2,266)	26,423	(17,406)	(22,854)
Cash settlements of matured commodity derivative contracts	(3,977)	(99)	(1,847)	(4,265)	(2,272)
Non-cash equity-based compensation	83	976	1,144	5,011	4,266
Impairment of oil and natural gas properties	500	25,591	2,565	3,068	93,607
Non-cash oil inventory adjustment	(12)	289	24	(192)	713
Dry hole and exploration costs	113	223	21	299	413
Gain on sales of oil and natural gas properties	(650)	(70)	(28)	(692)	(981)
Reorganization items, net (2)	543	—	972	589,648	—
Loss (gain) on equity securities	15,960	—	(4,830)	11,130	—
Other income, net	—	—	—	—	(197)
Adjusted EBITDAX (1)	$8,987	$23,183	$28,919	$91,964	$83,741

(1)	Includes the effects of a royalty adjustment of $5.0 million in the three months and combined year ended December 31, 2018. See Note 13 of the Notes to Consolidated Financial Statements included under “Item 8. Financial Statements and Supplementary Data” contained in the Form 10-K filed March 29, 2019. Excluding this royalty adjustment, for the three months and combined year ended December 31, 2018, Adjusted EBITDAX would have been $14.0 million and $97.0 million, respectively.

(2)	Represent costs, gains and losses directly associated with the Company’s filing for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code since the petition date, and also includes adjustments to reflect the carrying value of certain liabilities subject to compromise at their estimated allowed claim amounts, as such adjustments are determined.

Reconciliation of Standardized Measure to PV-10 at December 31, 2018

($ in millions)

Standardized measure	$436.4
Future income taxes, discounted at 10%	73.2
PV-10	$509.6

Total Current Hedge Position

		Swap	Swap
Period	Index	Volume	Price
Natural Gas (MmmBtus):
Jan - Dec 2019	NYMEX	31,025.0	$2.77
Jan - Dec 2020	NYMEX	16,470.0	2.70

Crude (MBbls):
Jan 2019	WTI	86.8	$63.02
Feb - Dec 2019	WTI	768.2	63.22
Jan - Dec 2020	WTI	732.0	60.51

Ethane (MBbls):
Jan - Dec 2019	Mt Belvieu	730.0	$11.50
Jan - Dec 2020	Mt Belvieu	512.4	11.91

Propane (MBbls):
Jan - Dec 2019	Mt Belvieu	365.0	$32.76
Jan - Dec 2020	Mt Belvieu	256.2	29.23

Harvest Oil & Gas Corp., Houston, TX
Ryan Stash
713-651-1144
hvstog.com